UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 8)
BLACKROCK MUNIYIELD FUND, INC.
(Name of Issuer)
VARIABLE RATE DEMAND PREFERRED SHARES
(Title of Class of Securities)
09253W880
(CUSIP Number)
Bank of America Corporation Bank of America Corporate Center 100 N. Tryon Street Charlotte, North Carolina 28255
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
April 29, 2014
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D/A

CUSIP No. 09253W880

1	NAMES OF REPORTING PERSONS
Bank of America Corporation 56-0906609

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☒

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 09253W880

1	NAMES OF REPORTING PERSONS
Banc of America Preferred Funding Corporation 75-2939570

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

This Amendment No. 8 (this “Amendment”) amends, as set forth below, the statement on Schedule 13D, dated April 17, 2014 and filed with the SEC on April 28, 2014 (as amended to the date hereof, the “Original Schedule 13D”), for Bank of America Corporation (“BAC”) and Banc of America Preferred Funding Corporation (“BAPFC”) (collectively, the “Reporting Persons”) with respect to the variable rate demand preferred shares (“VRDP Shares”) of BlackRock MuniYield Fund, Inc. (the “Issuer”).

This Amendment is being filed to disclose previously unreported trades.

Item 2.	Identity and Background

Item 2 of the Original Schedule 13D is hereby amended by deleting Schedule I and Schedule II referenced therein and replacing them with Schedule I and Schedule II included with this Amendment.

Item 5.	Interest in Securities of the Issuer

The Reporting Persons have effected the transactions in securities of the Issuer identified in Schedule III.

Item 7.	Material to be Filed as Exhibits

Item 7 of the Original Schedule 13D is hereby amended by deleting Exhibit 99.1 and Exhibit 99.2 thereto and inserting the following exhibits in their place:

Exhibit No.	Description
99.1	Joint Filing Agreement, dated as of December 13, 2024, by and among the Reporting Persons.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 13, 2024.

BANK OF AMERICA CORPORATION

	By:	/s/ Andres Ortiz
Name: Andres Ortiz
Title: Authorized Signatory

BANC OF AMERICA PREFERRED FUNDING CORPORATION

	By:	/s/ Andres Ortiz
Name: Andres Ortiz
Title: Authorized Signatory

SCHEDULE I

EXECUTIVE OFFICERS AND DIRECTORS OF
REPORTING PERSONS

The following sets forth the name and present principal occupation of each executive officer and director of Bank of America Corporation.  The business address of each of the executive officers and directors of Bank of America Corporation is Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255.

Name	Position with Bank of America Corporation	Principal Occupation
Brian T. Moynihan	Chairman of the Board, Chief Executive Officer and Director	Chairman of the Board and Chief Executive Officer of Bank of America Corporation
Paul M. Donofrio	Vice Chair	Vice Chair of Bank of America Corporation
Thong M. Nguyen	Vice Chair, Head of Global Strategy & Enterprise Platforms	Vice Chair, Head of Global Strategy & Enterprise Platforms of Bank of America Corporation
Bruce R. Thompson	Vice Chair, Head of Enterprise Credit	Vice Chair, Head of Enterprise Credit of Bank of America Corporation
Dean C. Athanasia	President, Regional Banking	President, Regional Banking of Bank of America Corporation
James P. DeMare	President, Global Markets	President, Global Markets of Bank of America Corporation
Kathleen A. Knox	President, The Private Bank	President, The Private Bank of Bank of America Corporation
Matthew M. Koder	President, Global Corporate and Investment Banking	President, Global Corporate and Investment Banking of Bank of America Corporation
Bernard A. Mensah	President, International; CEO, Merrill Lynch International	President, International of Bank of America Corporation and CEO, Merrill Lynch International
Lindsay DeNardo Hans	President, Co-Head Merrill Wealth Management	President, Co-Head Merrill Wealth Management of Bank of America Corporation
Eric Schimpf	President, Co-Head Merrill Wealth Management	President, Co-Head Merrill Wealth Management of Bank of America Corporation
Aditya Bhasin	Chief Technology and Information Officer	Chief Technology and Information Officer of Bank of America Corporation
D. Steve Boland	Chief Administrative Officer	Chief Administrative Officer of Bank of America Corporation
Alastair Borthwick	Chief Financial Officer	Chief Financial Officer of Bank of America Corporation
Sheri Bronstein	Chief Human Resources Officer	Chief Human Resources Officer of Bank of America Corporation
Geoffrey Greener	Chief Risk Officer	Chief Risk Officer of Bank of America Corporation
Thomas M. Scrivener	Chief Operations Executive	Chief Operations Executive of Bank of America Corporation
Lauren A. Mogensen	Global General Counsel	Global General Counsel of Bank of America Corporation
Lionel L. Nowell, III	Lead Independent Director	Lead Independent Director, Bank of America Corporation; Former Senior Vice President and Treasurer, PepsiCo, Inc.
Sharon L. Allen	Director	Former Chairman, Deloitte LLP
Jose E. Almeida	Director	Chairman, President and Chief Executive Officer of Baxter International Inc.
Pierre J.P. de Weck[1]	Director	Former Chairman and Global Head of Private Wealth Management, Deutsche Bank AG
Arnold W. Donald	Director	Former President and Chief Executive Officer, Carnival Corporation & Carnival plc
Linda P. Hudson	Director	Former Executive Officer, The Cardea Group, LLC and Former President and Chief Executive Officer of BAE Systems, Inc.
Monica C. Lozano	Director	Lead Independent Director, Target Corporation; Former Chief Executive Officer, Former College Futures Foundation and Former Chairman, US Hispanic Media Inc.
Denise L. Ramos	Director	Former Chief Executive Officer and President of ITT Inc.
Clayton S. Rose	Director	Baker Foundation Professor of Management Practice at Harvard Business School
Michael D. White	Director	Former Chairman, President, and Chief Executive Officer of DIRECTV
Thomas D. Woods[2]	Director	Former Vice Chairman and Senior Executive Vice President of Canadian Imperial Bank of Commerce; Former Chairman, Hydro One Limited
Maria T. Zuber	Director	Vice President for Research and E.A., Griswold Professor of Geophysics, MIT

1 Mr. de Weck is a citizen of Switzerland.
2 Mr. Woods is a citizen of Canada.

The following sets forth the name and present principal occupation of each executive officer and director of Banc of America Preferred Funding Corporation.  The business address of each of the executive officers and directors of Banc of America Preferred Funding Corporation is 214 North Tryon Street, Charlotte, North Carolina 28255.

Name	Position with Banc of America Preferred Funding Corporation	Principal Occupation
John J. Lawlor	Director and President	Managing Director, Municipal Markets and Public Sector Banking Executive of BofA Securities, Inc. and Bank of America, National Association
James Duffy	Managing Director	Director; MBAM BFO, The CFO Group of Bank of America, National Association
Michael I. Jentis	Managing Director	Managing Director, Head of Sales – Public Finance of BofA Securities, Inc. and Bank of America, National Association
Mona Payton	Managing Director	Managing Director, Municipal Markets Executive for Short-Term Trading of BofA Securities, Inc. and Bank of America, National Association
Edward J. Sisk	Director and Managing Director	Managing Director, Public Finance Executive of BofA Securities, Inc. and Bank of America, National Association
John B. Sprung	Director	Corporate Director
David A. Stephens	Director and Managing Director	Managing Director, Executive for Public Finance and Public Sector Credit Products of BofA Securities, Inc. and Bank of America, National Association

Schedule II

SCHEDULE OF LITIGATION

Bank of America Corporation and certain of its affiliates, including BofA Securities, Inc. (“BofA Securities,” successor in interest to Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Bank of America, N.A., have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of violations of federal or state securities laws. Such proceedings are reported and summarized in the BofA Securities Form BD as filed with the SEC, which descriptions are hereby incorporated by reference.

Schedule III

The following tables set forth all unreported transactions with respect to common stock and derivative securities effected by or on behalf of the Reporting Persons.  All of their transactions were effectuated for cash.

SCHEDULE III OF SCHEDULE 13D/A
BLACKROCK MUNIYIELD FUND, INC. (MYD)

COMMON STOCK

TRADE DATE	BUY/SELL	QUANTITY	PRICE	EXECUTION
04/29/2014	B	1,050	$14.0951	OTC
05/05/2014	S	1,050	$14.1801	OTC
11/04/2014	S	4	$14.5	OTC
11/05/2014	B	340	$14.6574	OTC
11/05/2014	B	4	$14.6	OTC
11/06/2014	S	312	$14.6	OTC
11/06/2014	S	28	$14.6	OTC
01/13/2015	B	675	$14.7999	OTC
01/13/2015	S	675	$14.79	OTC
01/23/2015	B	3,200	$14.9197	OTC
01/23/2015	S	3,200	$14.901	OTC
01/30/2015	B	104	$15.25	OTC
02/06/2015	B	3,232	$15.2999	OTC
02/06/2015	B	3,232	$15.3	OTC
02/09/2015	S	104	$15.2449	OTC
02/09/2015	S	1,501	$15.22	OTC
02/09/2015	S	100	$15.23	OTC
02/09/2015	S	231	$15.21	OTC
02/09/2015	S	500	$15.22	OTC
02/09/2015	S	100	$15.23	OTC
02/09/2015	S	100	$15.23	OTC
02/09/2015	S	700	$15.22	OTC
02/09/2015	S	469	$15.23	OTC
02/09/2015	S	224	$15.21	OTC
02/09/2015	S	76	$15.22	OTC
02/09/2015	S	100	$15.22	OTC
02/09/2015	S	100	$15.22	OTC
02/09/2015	S	100	$15.23	OTC
02/09/2015	S	100	$15.2	OTC
02/09/2015	S	324	$15.21	OTC
02/09/2015	S	1,000	$15.2	OTC
02/09/2015	S	238	$15.1901	OTC
02/09/2015	S	100	$15.2	OTC
02/09/2015	S	100	$15.2	OTC
02/09/2015	S	300	$15.2	OTC
02/09/2015	S	1	$15.2	OTC
03/11/2015	B	1,600	$14.9788	OTC
03/11/2015	S	1,600	$14.9561	OTC
03/19/2015	S	350	$14.8886	OTC
03/20/2015	B	350	$14.9132	OTC
03/23/2015	S	4,646	$14.9144	OTC
03/23/2015	B	100	$14.97	OTC
03/23/2015	B	2,489	$14.94	OTC
03/23/2015	B	41	$14.94	OTC
03/23/2015	B	216	$14.97	OTC
03/23/2015	B	100	$15.0	OTC
03/23/2015	B	100	$14.97	OTC
03/23/2015	B	100	$14.97	OTC
03/23/2015	B	366	$15.0	OTC
03/23/2015	B	100	$14.98	OTC
03/23/2015	B	650	$14.98	OTC
03/23/2015	B	200	$15.0	OTC
03/23/2015	B	184	$14.97	OTC
06/08/2015	B	2,400	$13.86	OTC
06/08/2015	S	2,400	$13.8528	OTC
06/09/2015	B	700	$13.8099	OTC
06/17/2015	S	700	$13.9401	OTC
06/30/2015	B	470	$13.8262	OTC
07/08/2015	S	470	$14.06	OTC
08/07/2015	B	285	$14.25	OTC
08/11/2015	S	285	$14.33	OTC
08/18/2015	B	17	$14.2864	OTC
08/20/2015	S	17	$14.2404	OTC
09/28/2015	B	4,000	$14.2062	OTC
09/28/2015	S	100	$14.16	OTC
09/28/2015	S	100	$14.15	OTC
09/28/2015	S	100	$14.15	OTC
09/28/2015	S	100	$14.16	OTC
09/28/2015	S	100	$14.16	OTC
09/28/2015	S	100	$14.16	OTC
09/28/2015	S	1,800	$14.15	OTC
09/28/2015	S	100	$14.14	OTC
09/28/2015	S	300	$14.14	OTC
09/28/2015	S	100	$14.15	OTC
09/28/2015	S	1,000	$14.15	OTC
09/28/2015	S	100	$14.15	OTC
10/13/2015	S	1,434	$14.24	OTC
10/19/2015	B	1,434	$14.2991	OTC
12/01/2015	B	4,663	$14.8236	OTC
12/02/2015	S	300	$14.76	OTC
12/02/2015	S	300	$14.76	OTC
12/02/2015	S	139	$14.76	OTC
12/02/2015	S	93	$14.76	OTC
12/02/2015	S	618	$14.76	OTC
12/02/2015	S	100	$14.76	OTC
12/02/2015	S	200	$14.76	OTC
12/02/2015	S	300	$14.76	OTC
12/02/2015	S	37	$14.76	OTC
12/02/2015	S	850	$14.76	OTC
12/02/2015	S	100	$14.76	OTC
12/02/2015	S	984	$14.76	OTC
12/02/2015	S	300	$14.76	OTC
12/02/2015	S	100	$14.76	OTC
12/02/2015	S	100	$14.76	OTC
12/02/2015	S	100	$14.76	OTC
12/02/2015	S	4	$14.76	OTC
12/02/2015	S	38	$14.76	OTC
12/18/2015	S	1	$14.6501	OTC
12/18/2015	S	14	$14.6501	OTC
12/21/2015	B	15	$14.7399	OTC
12/28/2015	B	25	$14.78	OTC
12/30/2015	S	25	$14.8101	OTC
03/17/2016	B	1,000	$15.5299	OTC
03/17/2016	S	1,000	$15.523	OTC
05/16/2016	B	210	$15.9214	OTC
07/07/2016	S	650	$16.2931	OTC
07/15/2016	B	650	$15.5338	OTC
08/23/2016	B	5	$16.3017	OTC
08/23/2016	S	5	$16.2801	OTC
09/14/2016	B	485	$15.7934	OTC
09/15/2016	S	485	$15.8409	OTC
10/14/2016	B	750	$14.94	OTC
10/17/2016	S	750	$14.7301	OTC
10/28/2016	S	210	$14.6639	OTC
11/15/2016	B	2,000	$13.8	OTC
11/16/2016	S	500	$14.075	OTC
11/16/2016	S	1,500	$14.075	OTC
12/05/2016	S	10	$13.9201	OTC
12/07/2016	S	35	$14.294	OTC
12/08/2016	B	10	$14.15	OTC
12/08/2016	S	510	$14.1374	OTC
12/08/2016	B	510	$14.1369	OTC
12/08/2016	B	35	$14.225	OTC
12/09/2016	B	8	$13.9876	OTC
12/14/2016	S	8	$14.09	OTC
12/15/2016	S	1,972	$13.9338	OTC
12/20/2016	B	500	$14.0093	OTC
12/20/2016	B	197	$13.9998	OTC
12/20/2016	B	1,275	$14.0193	OTC
12/28/2016	S	100	$13.9801	OTC
12/28/2016	B	100	$13.9663	OTC
01/09/2017	B	3	$14.5176	OTC
01/11/2017	S	3	$14.5301	OTC
04/07/2017	B	320	$14.7117	OTC
04/10/2017	S	320	$14.7237	OTC
05/01/2017	S	1,612	$14.75	OTC
05/04/2017	B	876	$14.83	OTC
05/04/2017	B	100	$14.83	OTC
05/04/2017	B	536	$14.81	OTC
05/04/2017	B	100	$14.83	OTC
06/05/2017	B	1,600	$14.9367	OTC
06/06/2017	S	1,600	$15.0034	OTC
06/15/2017	S	14	$14.885	OTC
06/16/2017	B	14	$14.975	OTC
09/28/2017	B	750	$15.1265	OTC
09/28/2017	S	750	$15.14	OTC
10/24/2017	B	3,434	$14.56	OTC
12/08/2017	S	3,434	$14.6125	OTC
12/14/2017	S	100	$14.3938	OTC
12/14/2017	B	100	$14.4293	OTC
12/21/2017	B	349	$14.335	OTC
12/26/2017	S	349	$14.3876	OTC
01/22/2018	B	1,750	$14.38	OTC
01/24/2018	S	1,750	$14.3032	OTC
01/29/2018	B	939	$13.91	OTC
01/30/2018	S	939	$13.86	OTC
02/02/2018	B	14,480	$13.846	OTC
02/05/2018	S	300	$13.7	OTC
02/05/2018	S	600	$13.7	OTC
02/05/2018	S	100	$13.7	OTC
02/05/2018	S	100	$13.7	OTC
02/05/2018	S	100	$13.7	OTC
02/05/2018	S	500	$13.7	OTC
02/05/2018	S	100	$13.69	OTC
02/05/2018	S	100	$13.69	OTC
02/05/2018	S	200	$13.69	OTC
02/05/2018	S	200	$13.69	OTC
02/05/2018	S	100	$13.69	OTC
02/05/2018	S	200	$13.69	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	300	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	200	$13.68	OTC
02/05/2018	S	100	$13.68	OTC
02/05/2018	S	300	$13.67	OTC
02/05/2018	S	100	$13.67	OTC
02/05/2018	S	200	$13.66	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	300	$13.65	OTC
02/05/2018	S	5,980	$13.65	OTC
02/05/2018	S	1,200	$13.65	OTC
03/02/2018	B	250	$13.52	OTC
03/05/2018	S	250	$13.6146	OTC
04/12/2018	B	22	$13.375	OTC
04/13/2018	S	22	$13.2825	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	150	$13.3	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	B	100	$13.31	OTC
06/04/2018	B	100	$13.3	OTC
06/04/2018	S	100	$13.3	NYSE
06/04/2018	S	100	$13.3	NYSE
06/04/2018	S	100	$13.31	BATS X
06/04/2018	S	100	$13.3	NYSE
06/04/2018	S	150	$13.3	BATS X
06/04/2018	S	100	$13.3	BATS X
06/04/2018	S	100	$13.3	NYSE
06/04/2018	S	100	$13.3	NYSE
06/04/2018	S	100	$13.3	NYSE
07/30/2018	S	300	$13.4739	OTC
07/31/2018	B	300	$13.43	OTC
01/04/2019	S	464	$12.8199	OTC
01/04/2019	S	366	$12.8199	OTC
01/07/2019	B	366	$12.91	OTC
01/08/2019	B	464	$13.1599	OTC
02/04/2019	B	59	$13.4062	OTC
02/07/2019	S	59	$13.6461	OTC
02/11/2019	B	5,650	$13.9271	OTC
02/11/2019	S	100	$13.91	OTC
02/11/2019	S	100	$13.91	OTC
02/11/2019	S	100	$13.91	OTC
02/11/2019	S	100	$13.91	OTC
02/11/2019	S	100	$13.91	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	798	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.89	OTC
02/11/2019	S	300	$13.88	OTC
02/11/2019	S	400	$13.88	OTC
02/11/2019	S	200	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	200	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	200	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	200	$13.9	OTC
02/11/2019	S	200	$13.9	OTC
02/11/2019	S	100	$13.9	OTC
02/11/2019	S	100	$13.89	OTC
02/11/2019	S	100	$13.89	OTC
02/11/2019	S	252	$13.88	OTC
04/05/2019	B	3,286	$13.9	OTC
04/08/2019	S	200	$13.97	OTC
04/08/2019	S	300	$13.97	OTC INTERNAL
04/08/2019	S	433	$13.97	AMEX
04/08/2019	S	500	$13.97	AMEX
04/08/2019	S	300	$13.985	NASDAQ
04/08/2019	S	200	$13.985	NASDAQ
04/08/2019	S	400	$13.98	OTC
04/08/2019	S	200	$13.985	EDGE X
04/08/2019	S	400	$13.985	EDGE X
04/08/2019	S	200	$13.985	EDGE X
04/08/2019	S	100	$13.97	NASDAQ
04/08/2019	S	53	$13.97	NYSE
04/30/2019	B	520	$14.2	OTC
04/30/2019	S	520	$14.1586	OTC
05/03/2019	B	100	$14.31	OTC
05/03/2019	B	300	$14.32	OTC
05/03/2019	B	200	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	700	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	200	$14.31	OTC
05/03/2019	B	400	$14.32	OTC
05/03/2019	B	65	$14.32	OTC
05/03/2019	B	20	$14.32	OTC
05/03/2019	B	100	$14.33	OTC
05/03/2019	B	80	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	200	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	35	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	B	100	$14.32	OTC
05/03/2019	S	80	$14.32	NYSE
05/03/2019	S	100	$14.32	EDGE X
05/03/2019	S	100	$14.33	AMEX
05/03/2019	S	65	$14.32	NASDAQ
05/03/2019	S	200	$14.32	ARCA
05/03/2019	S	100	$14.32	BATS Y
05/03/2019	S	100	$14.32	ARCA
05/03/2019	S	700	$14.32	ARCA
05/03/2019	S	100	$14.32	NYSE
05/03/2019	S	100	$14.32	ARCA
05/03/2019	S	35	$14.32	NASDAQ
05/03/2019	S	100	$14.32	NYSE
05/03/2019	S	20	$14.32	NYSE
05/03/2019	S	400	$14.32	NYSE
05/03/2019	S	100	$14.32	NYSE
05/03/2019	S	200	$14.31	NYSE
05/03/2019	S	100	$14.32	AMEX
05/03/2019	S	100	$14.32	BATS Y
05/03/2019	S	300	$14.32	ARCA
05/03/2019	S	200	$14.32	ARCA
05/03/2019	S	100	$14.31	NYSE
05/03/2019	S	100	$14.32	ARCA
05/03/2019	S	100	$14.32	EDGE X
06/25/2019	B	500	$14.3867	OTC
06/25/2019	S	500	$14.3449	OTC
07/25/2019	B	38	$14.68	OTC
07/25/2019	S	38	$14.68	BATS X
08/19/2019	B	1,340	$14.8669	OTC
08/20/2019	S	1,340	$14.8429	OTC
10/07/2019	B	2,654	$14.85	OTC
10/07/2019	S	700	$14.9075	OTC
10/07/2019	S	96	$14.93	NYSE
10/08/2019	S	557	$14.91	AMEX
10/08/2019	S	100	$14.925	ASE
10/08/2019	S	100	$14.9	NASDAQ
10/08/2019	S	100	$14.91	OTC
10/08/2019	S	200	$14.91	OTC
10/08/2019	S	100	$14.91	OTC
10/08/2019	S	100	$14.91	OTC
10/08/2019	S	43	$14.91	NYSE
10/09/2019	S	200	$14.955	OTC
10/09/2019	S	100	$14.955	AMEX
10/09/2019	S	58	$14.95	NYSE
10/09/2019	S	100	$14.9525	OTC
10/09/2019	S	100	$14.95	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	476	$14.53	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	100	$14.53	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	B	800	$14.54	OTC
11/08/2019	B	200	$14.54	OTC
11/08/2019	B	100	$14.54	OTC
11/08/2019	S	100	$14.54	NYSE
11/08/2019	S	800	$14.54	NYSE
11/08/2019	S	100	$14.54	EDGE A
11/08/2019	S	100	$14.53	NYSE
11/08/2019	S	100	$14.54	CSE
11/08/2019	S	200	$14.54	BATS X
11/08/2019	S	100	$14.54	NYSE
11/08/2019	S	100	$14.54	NYSE
11/08/2019	S	100	$14.54	EDGE A
11/08/2019	S	476	$14.53	ARCA
11/08/2019	S	100	$14.54	NYSE
11/08/2019	B	100	$14.525	OTC
11/08/2019	S	100	$14.525	OTC
11/08/2019	B	200	$14.51	OTC
11/08/2019	B	100	$14.525	OTC
11/08/2019	S	100	$14.525	OTC
11/08/2019	S	200	$14.51	BATS X
02/03/2020	B	330	$15.165	OTC
02/10/2020	S	330	$15.23	OTC
02/13/2020	B	2	$15.3	OTC
02/13/2020	B	4	$15.3	OTC
02/14/2020	S	4	$15.1242	OTC
02/14/2020	S	2	$15.1242	OTC
02/25/2020	S	800	$15.2038	OTC
02/25/2020	S	1,650	$15.2038	OTC
02/25/2020	S	387	$15.2038	OTC
02/26/2020	S	50	$15.1512	OTC
02/27/2020	B	1,900	$15.1579	OTC
02/27/2020	S	1,900	$15.1372	OTC
02/27/2020	B	2,837	$15.1487	OTC
02/27/2020	B	50	$15.1388	OTC
03/19/2020	B	2,500	$10.8164	OTC
03/20/2020	S	200	$11.45	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	70	$11.45	OTC
03/20/2020	S	100	$11.45	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	100	$11.45	OTC
03/20/2020	S	100	$11.5	OTC
03/20/2020	S	100	$11.525	OTC
03/20/2020	S	430	$11.5	OTC
03/20/2020	S	200	$11.5	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	100	$11.45	OTC
03/20/2020	S	100	$11.45	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	100	$11.51	OTC
03/20/2020	S	100	$11.45	OTC
03/20/2020	S	200	$11.45	OTC
03/20/2020	S	100	$11.5	OTC
03/30/2020	B	495	$13.0475	OTC
03/31/2020	S	495	$12.8323	OTC
05/07/2020	B	345	$12.615	OTC
05/11/2020	S	345	$12.6729	OTC
07/06/2020	B	1,741	$13.71	OTC
07/07/2020	S	1,005	$13.8	OTC
07/07/2020	B	1,005	$13.805	OTC
07/08/2020	S	7	$13.9	NYSE
07/08/2020	S	21	$13.91	NASDAQ
07/08/2020	S	46	$13.89	NYSE
07/08/2020	S	86	$13.87	BATS X
07/08/2020	S	28	$13.89	NASDAQ
07/08/2020	S	56	$13.86	BATS X
07/08/2020	S	13	$13.88	NYSE
07/08/2020	S	66	$13.88	BATS X
07/08/2020	S	28	$13.89	BATS X
07/08/2020	S	28	$13.88	BATS X
07/08/2020	S	33	$13.9	BATS X
07/08/2020	S	45	$13.885	NASDAQ
07/08/2020	S	43	$13.88	BATS X
07/08/2020	S	8	$13.88	BATS X
07/08/2020	S	22	$13.88	NYSE
07/08/2020	S	42	$13.87	NYSE
07/08/2020	S	37	$13.87	ARCA
07/08/2020	S	8	$13.88	NYSE
07/08/2020	S	7	$13.88	OTC
07/08/2020	S	44	$13.91	NYSE
07/08/2020	S	14	$13.9	NYSE
07/08/2020	S	7	$13.9	BATS X
07/08/2020	S	7	$13.91	NYSE
07/08/2020	S	7	$13.91	NYSE
07/08/2020	S	31	$13.9	OTC
07/08/2020	S	9	$13.9	NYSE
07/08/2020	S	13	$13.9	NYSE
07/08/2020	S	1	$13.9	NYSE
07/09/2020	S	87	$13.96	OTC
07/09/2020	S	18	$13.99	ARCA
07/09/2020	S	11	$14.0	ARCA
07/09/2020	S	3	$13.98	NYSE
07/09/2020	S	9	$13.99	AMEX
07/09/2020	S	12	$13.97	OTC
07/09/2020	S	36	$13.96	OTC
07/09/2020	S	19	$13.99	NYSE
07/09/2020	S	15	$13.99	NYSE
07/09/2020	S	14	$13.97	OTC
07/09/2020	S	16	$13.98	NYSE
07/09/2020	S	36	$13.985	NYSE
07/09/2020	S	16	$14.0	ARCA
07/09/2020	S	12	$14.01	ARCA
07/09/2020	S	38	$14.02	ARCA
07/09/2020	S	17	$14.01	NYSE
07/09/2020	S	32	$14.01	NYSE
07/09/2020	S	22	$14.04	NYSE
07/09/2020	S	10	$14.04	NYSE
07/09/2020	S	36	$14.03	BATS X
07/09/2020	S	16	$14.015	NASDAQ
07/09/2020	S	17	$14.03	NYSE
07/09/2020	S	17	$14.02	NASDAQ
07/09/2020	S	36	$14.02	NASDAQ
07/09/2020	S	36	$14.02	NASDAQ
07/09/2020	S	9	$14.015	AMEX
07/09/2020	S	13	$14.03	NYSE
07/09/2020	S	36	$14.02	NASDAQ
07/09/2020	S	36	$14.0	NASDAQ
07/09/2020	S	14	$14.02	BATS X
07/09/2020	S	36	$14.01	OTC
07/09/2020	S	36	$14.0	NASDAQ
07/09/2020	S	36	$14.0	OTC
07/09/2020	S	36	$13.995	NASDAQ
07/09/2020	S	17	$13.97	BATS X
07/09/2020	S	2	$13.97	BATS X
07/09/2020	S	16	$13.97	BATS X
07/09/2020	S	11	$13.97	BATS X
07/09/2020	S	36	$13.97	BATS X
07/09/2020	S	14	$13.97	BATS X
07/09/2020	S	9	$13.97	BATS X
07/09/2020	S	9	$13.975	BATS X
07/09/2020	S	9	$13.975	BATS X
07/09/2020	S	14	$13.97	NYSE
07/09/2020	S	14	$13.96	NYSE
07/29/2020	B	1	$14.05	OTC
07/29/2020	B	43	$14.05	OTC
07/29/2020	B	396	$14.05	OTC
07/29/2020	S	43	$14.05	NYSE
07/29/2020	S	1	$14.05	NYSE
07/29/2020	S	396	$14.05	NYSE
09/01/2020	B	75	$13.78	OTC
09/01/2020	S	75	$13.78	NYSE
09/29/2020	S	43	$13.48	NYSE
09/29/2020	S	4	$13.49	NASDAQ
09/29/2020	S	4	$13.51	ARCA
09/29/2020	S	4	$13.5	ARCA
09/29/2020	S	4	$13.515	NASDAQ
09/29/2020	S	4	$13.53	NYSE
09/29/2020	S	4	$13.515	NASDAQ
09/29/2020	S	4	$13.52	NASDAQ
09/29/2020	S	4	$13.52	NASDAQ
09/29/2020	S	564	$13.528	OTC
09/29/2020	S	4	$13.48	ARCA
09/29/2020	S	7	$13.48	NYSE
09/29/2020	B	564	$13.49	OTC
09/29/2020	S	8	$13.49	NYSE
09/29/2020	S	6	$13.47	NYSE
09/29/2020	S	6	$13.47	NASDAQ
09/29/2020	S	6	$13.47	NYSE
09/29/2020	S	6	$13.47	NYSE
09/29/2020	S	6	$13.47	NYSE
09/29/2020	S	11	$13.46	NYSE
09/30/2020	S	34	$13.47	NYSE
09/30/2020	B	127	$13.42	NYSE
09/30/2020	B	126	$13.42	NYSE
10/05/2020	B	2,745	$13.35	OTC
10/05/2020	S	600	$13.39	OTC
10/05/2020	S	274	$13.4	NYSE
10/06/2020	S	84	$13.4	NYSE
10/06/2020	S	900	$13.41	OTC
10/06/2020	S	35	$13.41	NYSE
10/06/2020	S	500	$13.4225	OTC INTERNAL
10/06/2020	S	436	$13.4225	OTC
01/27/2021	B	710	$14.32	OTC
01/27/2021	S	710	$14.32	NYSE
03/16/2021	B	1,740	$14.31	OTC
03/17/2021	S	1,740	$14.24	OTC
03/25/2021	B	1,500	$14.12	OTC
03/26/2021	S	1,500	$14.235	OTC
06/24/2021	B	100	$15.08	OTC
06/24/2021	B	70	$15.05	OTC
06/24/2021	B	100	$15.08	OTC
06/24/2021	B	100	$15.07	OTC
06/24/2021	B	100	$15.07	OTC
06/24/2021	S	100	$15.07	EDGE A
06/24/2021	S	100	$15.07	NASDAQ
06/24/2021	S	70	$15.05	EDGE X
06/24/2021	S	100	$15.08	NYSE
06/24/2021	S	100	$15.08	NASDAQ
06/28/2021	B	65	$15.05	OTC
06/28/2021	S	65	$15.05	NYSE
08/27/2021	B	2,600	$15.341	OTC
08/30/2021	S	400	$15.32	OTC
08/30/2021	S	100	$15.31	OTC
08/30/2021	S	100	$15.32	OTC
08/30/2021	S	1,900	$15.32	OTC
08/30/2021	S	100	$15.31	OTC
10/14/2021	S	350	$14.68	OTC
10/15/2021	B	350	$14.54	OTC
11/24/2021	B	30	$14.54	OTC
11/24/2021	B	338	$14.54	OTC
11/24/2021	B	75	$14.57	OTC
11/24/2021	B	300	$14.54	OTC
11/24/2021	B	600	$14.54	OTC
11/24/2021	S	30	$14.54	EDGE X
11/24/2021	S	600	$14.54	NYSE
11/24/2021	S	338	$14.54	EDGE X
11/24/2021	S	75	$14.57	NYSE
11/24/2021	S	300	$14.54	NYSE
12/07/2021	B	10	$14.5	NYSE
12/07/2021	B	400	$14.5	NYSE
12/07/2021	B	100	$14.5	NYSE
12/07/2021	S	400	$14.5	OTC
12/07/2021	S	100	$14.5	OTC
12/07/2021	S	10	$14.5	OTC
01/05/2022	B	2,864	$14.48	OTC
01/05/2022	S	100	$14.5	OTC
01/05/2022	S	100	$14.5	OTC
01/05/2022	S	100	$14.5	OTC
01/05/2022	S	100	$14.5	OTC
01/05/2022	S	29	$14.5	NYSE
01/05/2022	S	100	$14.48	NASDAQ
01/05/2022	S	100	$14.48	OTC
01/05/2022	S	100	$14.48	OTC
01/05/2022	S	100	$14.48	OTC
01/05/2022	S	29	$14.48	NYSE
01/05/2022	S	100	$14.495	NASDAQ
01/05/2022	S	100	$14.49	OTC
01/05/2022	S	100	$14.495	AMEX
01/05/2022	S	100	$14.49	OTC
01/05/2022	S	29	$14.49	NYSE
01/05/2022	S	100	$14.505	AMEX
01/05/2022	S	100	$14.505	NASDAQ
01/06/2022	S	100	$14.54	AMEX
01/06/2022	S	100	$14.54	NASDAQ
01/06/2022	S	6	$14.54	NYSE
01/06/2022	S	100	$14.51	OTC
01/06/2022	S	100	$14.51	OTC
01/06/2022	S	6	$14.51	NYSE
01/06/2022	S	100	$14.49	OTC
01/06/2022	S	100	$14.495	OTC
01/06/2022	S	6	$14.49	NYSE
01/06/2022	S	206	$14.495	OTC
01/06/2022	S	206	$14.48	OTC
01/07/2022	S	86	$14.51	NYSE
01/07/2022	S	86	$14.59	NYSE
01/07/2022	S	75	$14.59	NYSE
01/07/2022	S	100	$14.59	OTC
02/25/2022	B	320	$12.92	OTC
02/25/2022	S	320	$12.92	NYSE
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.26	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.24	OTC
03/29/2022	B	100	$12.26	OTC
03/29/2022	B	100	$12.26	OTC
03/29/2022	B	100	$12.26	OTC
03/29/2022	B	19	$12.26	OTC
03/29/2022	B	100	$12.26	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.27	OTC
03/29/2022	B	100	$12.24	OTC
03/29/2022	S	100	$12.24	NYSE
03/29/2022	S	100	$12.26	EDGE X
03/29/2022	S	100	$12.27	NASDAQ
03/29/2022	S	100	$12.26	ASE
03/29/2022	S	100	$12.27	EDGE A
03/29/2022	S	100	$12.26	EDGE X
03/29/2022	S	100	$12.26	ASE
03/29/2022	S	100	$12.27	MEMX
03/29/2022	S	100	$12.24	NYSE
03/29/2022	S	100	$12.26	MEMX
03/29/2022	S	100	$12.27	EDGE X
03/29/2022	S	100	$12.27	NYSE
03/29/2022	S	100	$12.27	ARCA
03/29/2022	S	19	$12.26	ARCA
03/29/2022	S	100	$12.27	NYSE
03/30/2022	B	100	$12.18	OTC
03/30/2022	B	500	$12.18	OTC
03/30/2022	B	501	$12.18	OTC
03/30/2022	S	501	$12.18	NYSE
03/30/2022	S	500	$12.18	NYSE
03/30/2022	S	100	$12.18	NYSE
06/10/2022	S	2,805	$11.49	OTC
06/10/2022	B	100	$11.44	OTC
06/10/2022	B	100	$11.44	OTC
06/10/2022	B	100	$11.44	OTC
06/10/2022	B	100	$11.44	OTC
06/10/2022	B	20	$11.44	NYSE
06/10/2022	B	100	$11.46	AMEX
06/10/2022	B	100	$11.46	AMEX
06/10/2022	B	100	$11.46	OTC INTERNAL
06/10/2022	B	100	$11.46	OTC INTERNAL
06/10/2022	B	20	$11.47	NYSE
06/13/2022	B	100	$11.36	NYSE
06/13/2022	B	100	$11.36	OTC
06/13/2022	B	100	$11.37	NYSE
06/13/2022	B	100	$11.33	OTC
06/13/2022	B	100	$11.33	NYSE
06/13/2022	B	100	$11.32	NYSE
06/13/2022	B	100	$11.31	OTC
06/13/2022	B	100	$11.35	NYSE
06/13/2022	B	100	$11.35	NYSE
06/13/2022	B	200	$11.33	NYSE
06/13/2022	B	200	$11.33	NYSE
06/13/2022	B	100	$11.34	NASDAQ
06/13/2022	B	200	$11.33	NYSE
06/13/2022	B	100	$11.3	NASDAQ
06/13/2022	B	100	$11.29	BATS X
06/13/2022	B	100	$11.28	NYSE
06/13/2022	B	65	$11.26	NYSE
08/10/2022	B	1,500	$11.87	OTC
08/15/2022	S	1,500	$11.87	OTC
10/20/2022	B	35	$9.98	OTC
10/21/2022	S	35	$9.8711	OTC
01/18/2023	S	100	$10.96	OTC
01/18/2023	S	100	$10.92	BATS X
01/18/2023	S	100	$10.95	OTC INTERNAL
01/18/2023	S	100	$10.92	BATS X
01/18/2023	S	65	$10.95	NYSE
01/18/2023	S	72	$10.92	CHX
01/18/2023	S	59	$10.92	OTC INTERNAL
01/18/2023	S	2	$10.95	NASDAQ
01/18/2023	S	10	$10.935	AMEX
01/18/2023	S	100	$10.95	OTC INTERNAL
01/18/2023	S	100	$10.95	NYSE
01/18/2023	S	35	$10.95	NYSE
01/18/2023	S	98	$10.95	NASDAQ
01/18/2023	S	100	$10.95	OTC
01/18/2023	S	100	$10.95	OTC
03/06/2023	B	16	$10.54	OTC
03/06/2023	B	22	$10.54	NYSE
03/06/2023	B	16	$10.54	NYSE
03/06/2023	B	25	$10.54	NYSE
03/06/2023	B	22	$10.54	EDGE X
03/06/2023	B	21	$10.54	AMEX
03/06/2023	B	26	$10.54	NYSE
03/06/2023	B	21	$10.54	EDGE X
04/19/2023	S	11	$10.4809	OTC
04/19/2023	B	11	$10.4994	OTC
04/24/2023	S	30	$10.57	OTC
04/24/2023	S	32	$10.55	OTC INTERNAL
04/24/2023	S	30	$10.59	NASDAQ
04/24/2023	S	29	$10.55	OTC INTERNAL
04/24/2023	S	22	$10.55	OTC INTERNAL
04/24/2023	S	30	$10.55	OTC INTERNAL
04/24/2023	S	30	$10.52	OTC
04/24/2023	S	3	$10.51	NYSE
04/24/2023	S	38	$10.5	OTC INTERNAL
04/24/2023	S	30	$10.55	OTC INTERNAL
04/24/2023	S	28	$10.55	NASDAQ
05/11/2023	B	16	$10.45	AMEX
05/11/2023	B	4	$10.445	AMEX
05/11/2023	B	12	$10.44	NASDAQ
05/11/2023	B	20	$10.44	NASDAQ
05/11/2023	B	18	$10.45	NYSE
05/11/2023	B	3	$10.445	NASDAQ
05/11/2023	S	2	$10.445	NASDAQ
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	OTC
05/11/2023	S	8	$10.445	AMEX
05/11/2023	S	10	$10.445	NASDAQ
05/11/2023	S	4	$10.445	AMEX
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	8	$10.445	NASDAQ
05/11/2023	S	60	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	7	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	9	$10.445	NASDAQ
05/11/2023	S	9	$10.445	NASDAQ
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	2	$10.44	EDGE X
05/11/2023	S	100	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	2	$10.44	OTC
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	OTC
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	2	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	9	$10.445	NASDAQ
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	1	$10.44	EDGE X
05/11/2023	S	2	$10.44	OTC
05/11/2023	S	1	$10.44	EDGE X
05/23/2023	S	200	$10.16	OTC INTERNAL
05/23/2023	S	100	$10.16	NYSE
05/23/2023	S	111	$10.15	NYSE
05/24/2023	S	1	$10.16	NYSE
06/07/2023	S	24	$10.275	NASDAQ
06/07/2023	S	75	$10.275	NASDAQ
06/12/2023	S	1	$10.385	OTC
07/05/2023	B	100	$10.525	NASDAQ
07/05/2023	B	4	$10.53	NYSE
07/05/2023	B	100	$10.505	OTC
07/05/2023	B	381	$10.53	NYSE
07/05/2023	B	32	$10.51	NYSE
07/05/2023	B	100	$10.525	AMEX
07/05/2023	B	10	$10.51	NYSE
07/05/2023	B	100	$10.505	NASDAQ
07/05/2023	B	100	$10.52	OTC INTERNAL
07/05/2023	B	116	$10.53	NYSE
07/05/2023	B	100	$10.52	NYSE
07/05/2023	B	90	$10.51	NYSE
07/05/2023	B	100	$10.51	NYSE
07/05/2023	B	50	$10.53	NYSE
07/05/2023	B	265	$10.53	NYSE
07/05/2023	B	100	$10.525	AMEX
07/05/2023	B	19	$10.53	NYSE
07/05/2023	B	100	$10.525	AMEX
07/05/2023	B	100	$10.505	NYSE
07/17/2023	B	1	$10.5	EDGE X
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	300	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	100	$10.53	OTC
07/26/2023	B	134	$10.52	OTC
07/26/2023	S	100	$10.53	NYSE
07/26/2023	S	100	$10.53	NYSE
07/26/2023	S	100	$10.53	AMEX
07/26/2023	S	100	$10.53	MEMX
07/26/2023	S	100	$10.53	NYSE
07/26/2023	S	100	$10.53	ARCA
07/26/2023	S	100	$10.53	NYSE
07/26/2023	S	100	$10.53	NASDAQ
07/26/2023	S	134	$10.52	EDGE X
07/26/2023	S	100	$10.53	NYSE
07/26/2023	S	300	$10.53	MEMX
10/19/2023	B	1,000	$9.0291	OTC
10/20/2023	S	1,000	$8.995	OTC
10/24/2023	S	1,000	$8.92	OTC
10/24/2023	B	1,000	$8.925	OTC
03/25/2024	B	4,600	$11.005	OTC
03/26/2024	S	6	$10.97	OTC
03/26/2024	S	7	$10.975	OTC
03/26/2024	S	100	$10.975	OTC
03/26/2024	S	6	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	674	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	200	$10.97	OTC
03/26/2024	S	6	$10.97	OTC
03/26/2024	S	100	$10.975	OTC
03/26/2024	S	1,000	$10.9703	OTC
03/26/2024	S	94	$10.97	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	500	$10.9703	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	100	$10.975	OTC
03/26/2024	S	100	$10.97	OTC
03/26/2024	S	200	$10.97	OTC
03/26/2024	S	500	$10.9702	OTC
03/26/2024	S	100	$10.975	OTC
03/26/2024	S	7	$10.97	OTC
03/26/2024	S	100	$10.975	OTC
03/26/2024	S	100	$10.97	OTC
10/11/2024	S	5	$11.455	OTC
10/16/2024	B	5	$11.31	OTC

DERIVATIVE SECURITIES

SCHEDULE III OF SCHEDULE 13D/A
BLACKROCK MUNIYIELD FUND, INC. (MYD)

SWAPS
TRADE DATE	BUY/SELL	QUANTITY	PRICE	EXECUTION
10/20/2022	S	(1)	(1)	OTC
10/21/2022	B	(2)	(2)	OTC
01/18/2023	B	(3)	(3)	OTC
03/06/2023	S	(4)	(4)	OTC
03/06/2023	B	(5)	(5)	OTC
07/05/2023	S	(6)	(6)	OTC
01/18/2023	B	(7)	(7)	OTC
03/06/2023	S	(8)	(8)	OTC
03/06/2023	B	(9)	(9)	OTC
05/11/2023	S	(10)	(10)	OTC
05/11/2023	B	(11)	(11)	OTC
07/05/2023	S	(12)	(12)	OTC
04/24/2023	B	(13)	(13)	OTC
07/05/2023	S	(14)	(14)	OTC
05/11/2023	B	(15)	(15)	OTC
07/05/2023	S	(16)	(16)	OTC
05/23/2023	B	(17)	(17)	OTC
07/05/2023	S	(18)	(18)	OTC
06/07/2023	B	(19)	(19)	OTC
07/05/2023	S	(20)	(20)	OTC
06/07/2023	B	(21)	(21)	OTC
07/05/2023	S	(22)	(22)	OTC

1. The Reporting Persons entered an equity swap agreement under which, upon the termination of the agreement on November 30, 2023, the counterparty will pay to the Reporting Persons any decrease in the price of the Common Stock below $9.9803 per share and the Reporting Persons will pay to the counterparty any increase in the price of theCommon Stock above $9.9803 per share, in each case, based on a notional amount of 35 shares of Common Stock.
2. On October 21, 2022, the Reporting Persons terminated the equity swap agreement.
3. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.9 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.9 per share, in each case, based on a notional amount of 573 shares of Common Stock.
4. On March 6, 2023, the Reporting Persons terminated the basket swap agreement.
5. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.502 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.502 per share, in each case, based on a notional amount of 487 shares of Common Stock.
6. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
7. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.90 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.90 per share, in each case, based on a notional amount of 570 shares of Common Stock.
8. On March 6, 2023, the Reporting Persons terminated the basket swap agreement.
9. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.502 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.44 per share, in each case, based on a notional amount of 485 shares of Common Stock.
10. On May 11, 2023, the Reporting Persons terminated the basket swap agreement.
11. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.44 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.44 per share, in each case, based on a notional amount of 411 shares of Common Stock.
12. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
13. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.51 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.51 per share, in each case, based on a notional amount of 303 shares of Common Stock.
14. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
15. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.44 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.44 per share, in each case, based on a notional amount of 255 shares of Common Stock.
16. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
17. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.15 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.15 per share, in each case, based on a notional amount of 412 shares of Common Stock.
18. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
19. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.27 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.27 per share, in each case, based on a notional amount of 76 shares of Common Stock.
20. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
21. The Reporting Persons entered a basket swap agreement under which, upon the termination of the agreement on March 18, 2026, the Reporting Persons will pay to the counterparty any decrease in the price of the Common Stock below $10.27 per share and the counterparty will pay to the Reporting Persons any increase in the price of the Common Stock above $10.27 per share, in each case, based on a notional amount of 25 shares of Common Stock.
22. On July 5, 2023, the Reporting Persons terminated the basket swap agreement.
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).